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EXHIBIT 12

Household Finance Corporation and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                                                                                 Six months ended
                                                                                                                         June 30,
(In millions)                                                                                     2002                       2001
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                                                                                                                     (RESTATED)
Net income                                                                                   $   771.6                  $   628.7
Income taxes                                                                                     390.4                      333.9
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Income before income taxes                                                                     1,162.0                      962.6
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Fixed charges:
       Interest expense (1)                                                                    1,460.9                    1,616.3
       Interest portion of rentals (2)                                                            27.0                       24.0
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Total fixed charges                                                                            1,487.9                    1,640.3
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Total earnings as defined                                                                    $ 2,649.9                  $ 2,602.9
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Ratio of earnings to fixed charges                                                                1.78                       1.59
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(1)  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

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